UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 4, 2003
Date of earliest event reported

Commission File Number

0-17187

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

California

94-2893789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

395 West Java Drive, Sunnyvale, California 94089

(Address of principal executive offices)
(Zip Code)

(408) 542-5400
(Registrant's telephone number, including area code)

Item 4.  Changes in the Registrant's Certifying Accountant

On April 4, 2003, Hood & Strong LLP (Hood & Strong), the independent accounting firm for the two most recent fiscal years for LOGIC Devices Incorporated (the Company), notified the Company that it had elected to discontinue services to public companies required to file reports with the Securities and Exchange Commission (the SEC), and therefore, was resigning from the Company's audit engagement.

Neither of Hood & Strong's reports on the Company's financial statements for the fiscal years ended September 30, 2001 and September 29, 2002 contained an adverse opinion nor a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company's two most recent fiscal years and the subsequent interim period, there were no disagreements with Hood & Strong, whether resolved or unresolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Hood & Strong's satisfaction, would have caused Hood & Strong to make reference to the subject matter of the disagreement in connection with its reports.

On April 10, 2003, the Company and its audit committee engaged Perry-Smith LLP (Perry-Smith) as its new independent accounting firm. Neither the Company nor anyone acting on its behalf consulted Perry-Smith regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinions that might be rendered on the Company's financial statements whereby either written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue.

The Company has provided a copy of this report to Hood & Strong and has requested that Hood & Strong furnish a letter addressed to the SEC stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of this letter is filed as an exhibit to this Report on Form 8-K.

Item 7.  Financial Statements and Exhibits

a.	Financial Statements of Businesses Acquired: None.
b.	Pro Forma Financial Information: None.
c.	Exhibits:
	16	Letter of Hood & Strong LLP, required by Item 304(a)(3) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGIC Devices Incorporated (Registrant)

Date: April 10, 2003	By: /s/ William J. Volz William J. Volz President and Principal Executive Officer

Date: April 10, 2003	By: /s/ Kimiko Milheim Kimiko Milheim Chief Financial Officer and Principal Financial and Accounting Officer

EXHIBIT 16

April 10, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Gentlemen:

We have read the paragraphs one through five of Item 4 included in the Form 8-K dated April 10, 2003 of LOGIC Devices Incorporated to be filed with the Securities and Exchange Commission. We are in agreement with the statements contained in paragraphs one through three and five.

We cannot comment on the fourth paragraph.

Very truly yours

/s/ Hood & Strong LLP

Hood & Strong LLP

Menlo Park, California